CODE LICENSING COMMERCIAL AGREEMENT

This CODE LICENSING COMMERCIAL AGREEMENT (this "Agreement") dated as of August 29, 2023 ("Effective Date"), is by and between TelBill, LLC, a Texas limited liability company located at 14425 Falcon Head Blvd, Suite E100 Austin, Texas 78738 ("Provider") and The Crypto Company, a Nevada corporation located at 23823 Malibu Road #50477 Malibu, CA 90265 ("Client") (each, a "Party" and collectively, the "Parties").

RECITALS

A. WHEREAS, Provider provides access to certain proprietary software which enables its customers to provide their respective customers with fiat currency-based mobile wallet and debit card services, wireless services, wellness services and other fintech related services through a multi-product services enablement billing platform, inclusive of software management and customer support services in support of such services, which is hosted on third -party servers enabled with certain auto-scaling and proprietary fraud protection features (collectively, "FinTech Products");

B. WHEREAS, Client is a technology company who can market Provider's FinTech Products to develop a proprietary product offering in the marketplace (the "Client Product Offering"); and

C. WHEREAS, in connection with this Agreement, the Parties expect to enter into a series of Statements of Work (each, an "SOW" and collectively, the "SOWs") pursuant to which Provider will perform additional customization and improvements to the White Label Services enabling Client to deliver the Client Product Offering for use by its Customers (the "Client Platform").

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1. "Acceptance Tests/Testing" means the performance and reliability demonstrations showing that the Platform, and Deliverables or New Releases, as applicable, meet the Specifications and other requirements set forth by Client and Client agrees to test Client Product Offering.

1.2. "Affiliate" means a Person that: (i) directly or indirectly controls, is controlled by or is under common control with another Person; (ii) owns or controls ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) for purposes of this definition, the terms "controls" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3. "Alpha Version" means the phase of the release life cycle of the Platform when the first phase of Acceptance Testing begins.

1.4. "Applicable Law" means all laws, statutes, regulations, ordinances, codes, rules, guidelines, orders, permits, tariffs and approvals, including those relating to the environment or health and safety, of any Governmental Authority that apply to the Parties or the subject matter of this Agreement.

1.5. "Business Day" means any day except Saturday, Sunday or any day on which banks are not open for business.

1.6. "Change of Control" means (i) a sale of all or substantially all of the assets of the Provider that is followed by a liquidation, dissolution or winding up of the company, (ii) any sale or exchange of the shares of the company by the shareholders of the company in one transaction or a series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a Person or entity or group of related Persons or entities (other than pursuant to a recapitalization of the company solely with its equity holders) or (iii) any merger or consolidation (each, a "combination transaction"), in which the company is a constituent entity or is a party with another entity if, as a result of such combination transaction, in one transaction or series of related transactions, the voting securities of the company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Shareholder," as defined below) do not represent, or are not converted into, securities of the surviving entity in such combination transaction (or such surviving entity's parent entity if the surviving entity is owned by the parent) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all voting securities of such surviving entity (or its parent, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent, if applicable) that are held by the Acquiring Shareholder. For purposes of this paragraph, an "Acquiring Shareholder" means a shareholder or shareholders of the company that (x) merges or combines with the company in such combination transaction or (y) directly or indirectly owns or controls a majority of the voting power of another entity that merges or combines with the company in such combination transaction.

1.7. "Commercial Launch" means the release of the Platform and Services for use by Client and its Customers.

1.8. "Commercial Launch Date" means the date of the Commercial Launch.

1.9. "Confidential Information" means any of a company's proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, plans, products, services, customers, customer lists and customer information), markets,

developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed or made known to a Party by the other Party either directly or indirectly in writing, orally, or by drawings or inspection. Confidential Information also includes information received by the Party from third parties subject to a duty on the part of the Party to maintain the confidentiality of such information and to use it only for certain limited purposes.

1.10. "Customers" shall mean end user customers of Client.

1.11. "Customer Agreement" means an agreement between Client and each of its Customers utilizing the Platform.

1.12. "Customer-Related Operating Expenses" means such proportionate part of Client ongoing operating expenses as are directly attributable to overhead expenses required to operate the Platform including, but not limited to, Client management, equipment hosting, security monitoring, production maintenance required to operate the Platform and excluding all other Client operating expenses and provided Customer-Related Operating Expenses shall be capped at a number that shall not exceed thirty percent (30%) of the Gross Program Revenues minus Transaction Fees during the period of determination.

1.13. "Delivery Date" means the date on which Provider is scheduled to complete its delivery of Client Product Offering.

1.14. "Derivative Works" means any enhancements to the Software related to the Client Platform.

1.15. "EULA" means end user license agreement.

1.16. "Excluded Materials" shall mean: i) Provider's Pre-Existing Materials; ii) Provider's Independently Developed Materials; and iii) Provider's Mere Reconfigurations; as well as any generic functionality required to provide Software to other customers or prospective customers of Provider.

1.17. "Financial Institutions" means a company regulated by one or more government entities and engaged in the business of dealing with financial and monetary transactions such as deposits, loans, investments, and currency exchange.

1.18. "FinTech Products" shall have the meaning ascribed to it in the Recitals hereto.

1.19. "Gross Program Expenses" means Customer-Related Operating Expenses plus such Third-Party Fees incurred by Client as are not included in Customer-Related Operating expenses.

1.20. "Gross Program Revenues" means gross revenue, including Client Transaction Fees, received by Client from Provider plus Interchange Commissions received from Visa / MasterCard. Provider will collect gross revenue on behalf of Client comprised of fees and charges from Customers and any third parties related to Software and/or Services and deliver said gross revenue to Client after deduction of Transaction Fees by Provider.

1.21. "Hardware" means the encryption keys, data storage devices, and all web and application servers that code is hosted on.

1.22. "Harmful Code" means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Material unusable until a patch or new password is provided), or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Provider to ensure conformance to product licensing restrictions shall be permitted; however, these enabling keys may not interfere with the proper use of the Material at any time after initial installation.

1.23. "Client Platform" shall have the meaning ascribed to it in the Recitals hereto.

1.24. "Client Product Offering" shall have the meaning ascribed to it in the Recitals hereto.

1.25. "Client Transaction Fees" shall mean any additional fees on Transaction Fees charged Customers by Client.

1.26. "Initial Scope of Work" means the initial SOW provided in Appendix 1 - Initial Scope of Work, which shall include the White Label Services, Baseline Customization, and those development services necessary for Commercial Launch of the Platform, including but not limited to the Alpha Version.

1.27. "Intellectual Property Rights" means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents and patent applications, (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, and (iv) trade secrets and other confidential information (including ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, research and development information, drawings, specifications, designs, plans, proposals, nonpublic data and databases, financial and marketing plans and payor, customer and supplier lists, requirements and information

1.28. "Inventions" shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices,

computer programs, source codes, designs, files, specifications, texts, drawings, processes, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

1.29. "Interchange Commissions" means all commissions paid to Provider from MasterCard or Visa for all consumer debit card purchases.

1.30. "IPO" means an initial public offering.

1.31. "Licensed Documents" means the Software Guidelines, EULA, PCI compliance policy, FinCen Compliance policy, Verisign Compliance policy and Ecommerce Compliance policy provided by Provider, as amended and updated from time to time by Provider.[1]

1.32. "Licensed Materials" means the Licensed Software and Licensed Documents.

1.33. "Licensed Software" means the Software licensed pursuant to Section 2.1.

1.34. "Provider Development Phase" means the initial time period it takes to deploy the Platform for use by Client.

1.35. "Loss" includes any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, liens, fines, fees, penalties, and litigation expense.

1.36. "Material" means a material, documentation, software or firmware thereto, or software purchased or licensed hereunder by Client from Provider (including but not limited to the Licensed Software, Licensed Documents, Paid for Development and the Services) or otherwise provided by or on behalf of Provider.

1.37. "Net Program Profit" shall mean Gross Program Revenues *less* Gross Program Expenses for each period of determination.

1.38. "New Release" means an update, upgrade, release, or other adaptation or modification of the Software, which may contain, among other things, error corrections, enhancements, improvements, or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency, or quality of the Licensed Software that Provider makes generally available to its customers.

[1] NTD: Provider to provide a copy of all Licensed Documents.

1.39. "Notice of Completion" means a written notice provided by Provider indicating that Provider has completed delivery of the Deliverable and, in so doing, has tested such Deliverable to ensure it is in strict compliance with the Specifications.

1.40. "Official Release" means the version of the Platform that is released to the public and designated as official and which excludes demonstrations, alpha and beta testing and soft launches.

1.41. "Onboarding" means execution of the Initial Scope of Work including Baseline Customization.

1.42. "Platform Transition Date" means when Client elects to perform the maintenance, development and customer services serviced embodied by the Platform internally or by third party service providers other than Provider.

1.43. "Paid For Development" shall mean any and all Inventions and Deliverables produced or developed by Provider and its respective employees, agents, direct or indirect contractors on behalf of Client pursuant to a executed SOW under this Agreement, for which Client has paid Provider in full; provided, however, that Paid For Development shall be limited to modifications, alterations or updates of the Software that are specific to the Client Product Offering and for which Client's intellectual property ownership has been clearly defined and agreed to by both parties in a signed SOW.

1.44. "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

1.45. Platform" has the meaning set forth in the Recitals.

1.46. "Provider's Pre-Existing Materials" shall mean the Software and any other Inventions owned or licensed by Provider that existed prior to the Effective Date and were created without any use of any Client Inventions.

1.47. "Provider's Independently Developed Materials" shall mean those Inventions that are developed by Provider, or on Provider's behalf, without use of any Client Inventions and are not clearly described as a Client Invention in a SOW.

1.48. "Provider's Mere Reconfigurations" means alteration by Provider of the Software required to permit the Software to service the Platform and shall exclude enhancements, modifications, or updates that add features, functionality, or capabilities specified in SOWs as Client Inventions.

1.49 "Services" means Provider software management and customer support services in support of the Software (defined below) and software platform which enable its customers to provide their customers with fiat currency-based mobile wallet, alternative currency, and other financial technology services.

1.49. "Software" means software which enables Provider's customers to provide their customers with fiat currency-based mobile wallet, alternative currency, and other financial technology services through a multi-product services enablement software platform made available through Provider's software management services hosted on third-party servers enabled with certain auto-scaling features, which includes all software and platforms as detailed on Appendix I.

1.50. "Software Guidelines" means the standard use documentation and any other materials related to the use and operation of the Licensed Software provided by Provider to Client.

1.51. "Source Code" means the human readable source code of the Software in the programming language in which the Software was written, together with all related flow charts and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions and other derivative works and improvements of, and to develop computer programs compatible with, the Software.

1.52. "Specifications" means (i) Provider's applicable specifications and descriptions, including any warranty statements with respect to the Licensed Software and (ii) Client's requirements, specifications, and descriptions with respect for the Paid For Development specified in, or attached to, this Agreement.

1.53. "System" means the hardware, operating system and application software, interfaces, and databases that interact with the Platform.

1.54. "Subcontractor" or "Subcontractors" means any Person (including an agent) supplying labor or materials to perform any or all of Provider's obligations under this Agreement, including any Person at any tier of subcontractors, and shall not be limited to those Persons with a direct relationship with Provider.

1.55. "Transaction Fees" shall mean all Transaction Fees set forth on Schedule 1.

1.56. "Third-Party Fees" shall mean any fees from companies other than Provider that are needed to complete Provider's FinTech Products used by Customers of Client.

1.57. "Work" means all or any portion, as the case may be, of the Material and Services that Provider is supplying pursuant to this Agreement, including, without limitation, Paid For Development, but excluding Third Party Materials.

1.58. "US Foreign Corrupt Practices Act" means The Foreign Corrupt Practices Act (FCPA) is a United States law passed in 1977 that prohibits U.S. firms and individuals from paying bribes to foreign officials in furtherance of a business deal.

1.59. "White Label Services" means the delivery of the Software and certain enhancements customized to conform to the functionality required for the Client Platform in support of Client's Customers, which shall include the collection of fees and charges on behalf of Client and the collection of Transaction Fees.

ARTICLE 2. GRANT OF LICENSE.

2.1. **Grant**. Provider hereby grants Client a non-exclusive, worldwide, revocable, non-transferable, sublicensable (subject to Section 4.5 below), license to use the Software, including any New Release thereof, in connection with the Client Platform (including Provider's Pre-Existing Materials, Provider's Independently Developed Materials and/or Provider's Mere Reconfigurations), together with such third party software as supports the Platform and /or operation of the Software on the Platform subject to third party limitations and requirements, to the extent necessary to enable its Customers to make reasonable use of the Software and subject to the terms hereof (the "License").

Provider shall permit Client to sell and/or transfer Code License to a third party with written consent from Provider, which consent shall not be reasonably withheld. Provider also acknowledges and agrees that Client can request that the Provider rebrand (i.e., change any outward user interface logos/graphics/colors), at no cost to Client, the Software portal currently being utilized by UpFi, LLC to meet Client's specifications, upon notification by Client to Provider that Client has failed to consummate Client's purchase of certain assets of UpFi, LLC by October 10, 2023.

For third-party sales or transfers, if paid in cash, Client agrees to pay Provider 50% of all "Cash Profits" made, or if paid in equity, 80% of all equity allocated to such purchase or transfer. "Cash Profits" as used herein shall mean the cash price of such a third-party sale minus the License Fee pursuant to Section 3.2. Provider will need to approve such equity allocation and again such consent will not be reasonably withheld as long as such equity has a value of a minimum of SIX MILLION DOLLARS ($6,000,000). And if such sale or transfer is completed, then Provider will allow Client to sign another code license agreement with Provider at the same terms set forth in this Code License Agreement minus the equity component."

ARTICLE 3.
SERVICE FEES, REVENUE SHARE AND ADDITIONAL CONSIDERATION

3.1. **Transaction Fees**. Transaction Fees are described in Schedule 1 attached hereto and shall be collected and retained by Provider.

3.2. **Cash Payment**. As partial consideration for the License, Client shall pay Provider the sum of THREE HUNDRED THOUSAND AND NO/100 US DOLLARS ($300,000.00) (the "License Fee") according to the following Schedule:

3.2.1. $15,000 of which has already been paid.

3.2.2. Contract execution: $35,000; payable within 3 business days from execution of this Agreement.

3.2.3. $150,000 will be broken up into 30 monthly payments of $5,000 per month starting 30 days from execution of this Agreement.

3.2.4. $100,000 payable from generated revenue. Client agrees that after 180 days it shall pay 50% of its portion of its Net Program Profit until $100,000 payable is met.

3.3. **Additional Fees.** In addition to the cash payments set forth in Section 3.2, Client will pay Provider to manage the code instance, which will be billed at actual cost with no markup, which costs may fluctuate based on system activity. Beginning hosting costs range from $6,000 to $12,000 per month. Provider will manage all security infrastructure systems integration and Client will pay all security system infrastructure costs which will also be billed at cost with no markup and range between $5,000 and $6,000 per month. Client will pay a monthly production maintenance cost to Provider of $7,000 to $10,000 per month to manage the system and all code move ups. This does not include custom development work which is billed out at the costs detailed in Section 3.6.2.

3.4. **Equity Component.** As partial consideration for the License, Client shall provide to Provider 19.98% equity in Client in the form of warrants with a 30-year expiration and a strike price of $.01. Such equity will vest according to the following vesting schedule:

3.4.1. 9.99% equity payable upon execution of Code License Agreement.

3.4.2. The remaining 9.99% is payable upon Client acquiring 5,000 customers.

3.4.3. Provider will agree to not hold more than a 9.99% equity position at any one time.

3.5. **Revenue Share**. For so long as Client offers services through the Client Platform, Client shall remit to Provider, fifteen percent (15%) of Net Program Profit (the "Revenue Share"), payable within thirty (30) days after the end of the quarter during which such Net Program Profit is earned by Client.

3.6. **Paid for Development**.

3.6.1. Baseline Customization. Provider shall provide up to 50 hours of custom programming and instance customization with the specifications set forth in the Initial Scope of Work ("Baseline Customization") at no additional charge.

3.6.2. Additional Customization and Development. In addition to the Baseline Customization, after Commercial Launch has occurred, Provider will provide additional development services and customization (the "Development Services"), and support services, requested by Client in a SOW ("SOW"), which shall be billed to Client at $100 per hour and subject to the provisions of Section 9.1 herein. All SOWs and any amendments and supplements thereto shall be labelled sequentially as exhibits to the SOW and be effective and binding only upon the execution of the same by Provider and Client. Client will not have access to source code repository or AWS / Cloudflare installation. All custom development work or system infrastructure changes will be completed by Provider.

3.7. **Invoicing and Payment**. All payments pursuant to this agreement shall be paid in U.S. Dollars. Cash Payments and Additional Fees shall be due on the date specified herein and if not so specified elsewhere in this Agreement, on the last day of the month in which they, respectively, come due without requirement of invoice, demand or set-off. With respect to SOWs, Provider shall issue an invoice promptly after issuing a Notice of Completion with respect to a particular Deliverable after completing work or time period as provided in any progress payment terms pursuant to the respective SOW. For any other fees due to Provider hereunder and requiring invoice, Provider shall issue an invoice detailing, if applicable, description of Materials, taxes, discounts and any third-party software licensing fees. Except as provided with respect to progress payments, which are due within thirty (30) days of the date of their respective invoice, Client shall pay Provider within thirty (30) days after a Deliverable has been accepted or as otherwise provided pursuant to the terms of the applicable SOW. If Client disputes any invoice rendered or amount paid, Client shall so notify Provider in writing within twenty (20) days of receipt of the disputed invoice. The Parties shall work in good faith to resolve invoicing and payment disputes expeditiously.

3.8. **Taxes**. All amounts payable to Provider hereunder are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any Governmental Authority on any amounts payable by Provider under this Agreement. Provider shall be responsible for all charges, costs, and taxes associated with the procurement of Hardware hereunder; provided, that, Provider is not responsible for any taxes imposed on,

or regarding, Customer's income, revenues, gross receipts, personnel, or real or personal property or other assets.

3.9. **Late Payments**. Payments not received when due shall be considered late payments. The Party owing the late payment shall pay interest on all late payments, calculated daily and compounded monthly, at 75bps per month applied to the late amount, subject to the maximum percentage interest under Applicable Law. The Party owing the late payment shall also reimburse the other Party for all costs reasonably incurred in collecting any late payments, including, without limitation, reasonable attorneys' fees.

3.10. **Inspection Rights**. Notwithstanding any rights Provider may have as a shareholder of Client and audit rights in Article 9, upon written notice provided within ten (10) Business Days, the Provider may inspect Client's files relating to its use of the Services and calculation of Revenue Share owed or reported during the immediately preceding twelve (12) months. Provider may conduct any inspection under this Section 3.10 at any time during regular business hours and no more frequently than once per year. The entire cost of such inspection shall be borne by Provider; provided, however, that if Client is determined by such inspection to have underpaid any amount by five percent (5%) or more, then the cost of such inspection shall then be borne by Client. Notwithstanding any other provision of this paragraph, Provider may perform one final inspection at any time after the termination or expiration of this Agreement, even if an audit has already been performed within the prior twelve (12) months, but not later than one (1) year as of the date of termination or expiration of this Agreement.

ARTICLE 4.
OWNERSHIP OF PAID-FOR DEVELOPMENT, USE AND RESERVATION OF RIGHTS

4.1. **Ownership and Use of Rights and Items**. Any development work ordered by and paid for by Client shall be the sole property of Client and may not be used by any other party without the express written permission of Client, unless defined and otherwise agreed to in a written SOW signed by the Parties.

4.2. **Further Acts and Obligations**. Client will take or secure such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by Provider to evidence, transfer, perfect, vest or confirm Provider's right, title and interest in any Services, Software, Platform, Excluded Materials, and Derivative Works thereof. Client shall, in all events and without the need of Provider's request, secure all Intellectual Property Rights in any Services, Software, Platform, Excluded Materials and Derivative Works thereof, (and any licenses specified above in any Excluded Materials) from each employee, agent, subcontractor Affiliate of Client who has or will have any rights in the foregoing, unless the

provisions of an applicable SOW vest ownership of such intellectual property rights with Client.

4.3. **Reservation of Rights and Limited License**. Notwithstanding any other provision in this Agreement , Client is not transferring or granting to Provider any right, title, or interest in or to (or granting to Provider any license or other permissions in or to) any or all: a) Inventions unrelated to the Services or Platform created by or on behalf of Client or directly or indirectly provided to Provider (in any form, including, without limitation, verbally) by or on behalf of Client or its third party providers ("Client Provided Items"), or (b) Intellectual Property Rights in the foregoing.

4.4. **Exception**. The sole exception to the foregoing reservation of rights is that Client hereby grants Provider a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by Client, to use the Client Provided Items solely to the extent necessary for Provider to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Provider to (and Provider hereby promises not to without the explicit prior written and signed consent of Client make use of any Client Provided Items or Client Intellectual Property Rights for the benefit of any third party or other than with the written Consent of Client. Client may be willing, in its sole discretion, to grant Provider consent in exchange for appropriate additional compensation. Client Provided Items and personal information regarding customers, clients or partners of Client, including, without limitation, names, postal address, zip or postal code, email address, telephone number, date of birth, payment information, demographic information, details on items purchased, and other personally identifiable information concerning such persons to which Provider has access or is provided by Client pursuant to this Agreement shall constitute Customer Information under this Agreement.

4.5. **Resale Prohibited** Client shall not (or allow any other Person to) market, exploit, or distribute software/components/translations/works based on the Software or its Derivative Works other than as expressly authorized in this Agreement or approved by Provider. Client shall not (or allow any other Person to) sell, transfer, publish, disclose, display, rent, lease, loan or otherwise make available any portion of the Software or its Derivative Works to any other Person other than Client Customers which are Financial Institutions and to customers of such financial institutions utilizing the Client Product Offering as authorized pursuant to this Agreement. Client shall not (or allow any other Person to) translate, decompile, reverse engineer, disassemble or otherwise derive, or attempt to derive, the Source Code, structure, algorithms or ideas underlying the Software or any portions thereof, including any customizations, except as expressly authorized in this Agreement. Client shall not allow (or allow any other Person to use the Software; Platform, or Derivative Works in a time-sharing, hosting, outsourcing or service bureau environment or

in any way sub-license or allow third party access to or use of the Software other than as expressly authorized in this Agreement.

4.6. **Trademarks**. As between the parties, each party retains all right, title, and interest in and to their respective URLs, domain names, user interfaces, "look and feel," trademarks. Each party agrees, during the Term of the Agreement and thereafter, never to contest the rights of such party in and to their respective trademarks and not to at any time apply for any registration of any copyright, trademark or other designation or claim of right which would affect the ownership or rights of the other party in and to their trademarks or file any document with any governmental authority to take any action which would affect any of such ownership or rights of and to the trademarks or assist anyone else in doing so. Each Party hereby grants the other Party a non-exclusive, non-transferable, royalty free, limited license to use its marks solely in connection with each Party's obligations under this Agreement. A Party's use of the other Party's marks shall be subject to such other Party's trademark usage and quality control guidelines and the terms and conditions of this Agreement. Each Party shall use the other Party's marks only in the form, colors, design, and manner approved by such other Party and shall not modify or alter the other Party's marks. Any other use of a Party's marks without the other Party's prior written consent is prohibited. Neither Party has paid any consideration for use of the other Party's marks and shall have no equitable or legal right, title, or interest in or to the other Party's marks. All right, title, and interest to a Party's marks shall remain in such Party. Each Party shall make no further use of the other Party's marks for any purpose whatsoever upon termination or expiration of this Agreement.

4.7. **Customer Information**. As between Provider and Client, title to all Customer Information and customer proprietary network information ("CPNI") (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C. 222, as amended ("Section 222")) shall be vested solely in Client. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Provider hereunder. Provider acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of Client. Provider shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Provider shall comply with all applicable privacy laws and regulations and requirements. Accordingly, Provider shall not (a) use any Customer Information to market or otherwise sell products to Client's customers, except to the extent necessary for the performance of Services or as otherwise approved or authorized by Client in this Agreement or in writing; (b) make no disclosure of Customer Information to any party other than Client, except to the extent necessary for the performance of Services or except for such disclosure as required by law; (c) not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of Client's Customer Information; (d) not incorporate any data from any of Provider's other customers, including its Affiliates, into Client's customer database; (e) make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement; (f) make no sale, license

or lease of Customer Information to any other party; (g) restrict access to Customer Information to only those employees, contractors and Affiliates of Provider that require access in order to perform Services under this Agreement; (h) prohibit and restrict access or use of Customer Information by any of Provider's other customers, Affiliates, or third parties except as may be agreed otherwise by Client; (i) promptly return all Customer Information to Client upon expiration, termination or cancellation of this Agreement or SOW, unless expressly agreed or instructed otherwise by Client; and (j) immediately notify Client upon Provider's awareness of (i) any breach of the above-referenced provisions, (ii) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (iii) a breach of, or other security incident involving, Provider's systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Provider shall fully cooperate with Client in determining, as may be necessary or appropriate, actions that need to be taken including, but not limited to, the full scope of the breach, disclosure or security incident, corrective steps to be taken by Provider (subject to Provider's written consent), the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Provider shall not communicate directly with any Client customer without Client's consent (subject to Provider's obligations pursuant to Section 11.13), which shall not be unreasonably withheld.

ARTICLE 5.
PROVIDER OBLIGATIONS.

5.1. **Paid For Development Process**. Provider shall provide the Deliverables pursuant to the applicable SOW. Unless otherwise provided for in a SOW that expressly controls over this Section 5.1, each Deliverable shall deemed "Accepted" when the following occurs: Upon delivery of a specific Deliverable and submission of a Notice of Completion, Client shall have a period of time as so specified in the applicable SOW (a "Trial Period") within which it has the right to review and evaluate the Deliverable to ensure that it meets the Specifications and other requirements set forth in the applicable SOW (the "Acceptance Tests"). If the Deliverable does not conform to the Specifications, Client shall provide Provider with written notice within the Trial Period (a "Nonconformance Notice") detailing and specifically enumerating any nonconformities. If the Provider receives an Initial Nonconformance Notice within the aforementioned notice period, the Provider shall correct the nonconformities within the number of days so specified in the applicable SOW, or another mutually agreed upon amount of time (a "Revision Period"), such that the Deliverable strictly conforms to the Specifications and other requirements of the applicable SOW. The Deliverable may be resubmitted to Client ("Revised Deliverable") for testing for up to two additional Trial Periods and revised during two additional Revision Periods and shall be evaluated in accordance with the procedures set forth herein. A Deliverable shall be deemed "Accepted" (i) when it conforms to the Specifications and other requirements set forth in the

applicable SOW, (ii) if Client does not issue a Nonconformance Notice within any applicable Trial Period, or (iii) upon commercial release or deployment of the Deliverable by Client to, or use of the Deliverable by, Client's customers and end users. Notwithstanding the foregoing, Client's deemed Acceptance of a deliverable pursuant to this Section 5.1(iii) shall not relieve Provider from its obligations to conform any Deliverable to the Specifications and other requirements of an applicable SOW. If Client does not accept the third (3rd) Revised Deliverable, provided such rejection is reasonable and timely, then Client can terminate the applicable SOW in accordance with its terms.

5.2. **Delivery Schedule**. If Provider becomes aware of any event or circumstance that causes Provider to anticipate a reasonably certain delay in its performance of its obligations beyond the Delivery Date scheduled in a SOW, Provider shall immediately notify Client of the event or circumstance and the length of the anticipated delay. If the events or circumstances causing the anticipated delay are not attributable to any failure of Client, then Client may terminate the SOW without liability after receipt of such notification. If the events or circumstances may be attributable to the fault of Client, to any extent, and the notice required by this Section fails to so attribute them, or if Provider fails to give such notice, then such failure bars any claim or defense of Provider based on the fault of Client. If for any reason Client does not terminate such SOW after receipt of a notice under this Section, then Client and Provider shall negotiate in good faith to modify the SOW so as to extend the Delivery Date. If the Parties fail to reach agreement on an extended Delivery Date after negotiating for a reasonable time, or if Provider fails to meet an extended Delivery Date, Client may terminate the SOW immediately without liability.

5.3. **New Releases**. Within a commercially reasonable time following the development of any New Releases, Provider shall deliver such new releases on a staging server, along with the applicable Specifications of such New Release to CLIENT in a form suitable for Client's use under this Agreement. Client shall thereafter have a period of ninety (90) days to run the New Release through its Acceptance Testing at the expiration of which, Client shall either (a) utilize and implement the New Release into the Platform, or (b) provide Provider with notice that the New Release has failed the Client's Acceptance Testing protocols, after which time Provider shall have a period of sixty (60) days to remedy any such defects. Client will have no obligation to use or implement a New Release to production that fails its Acceptance Testing.

5.4. **Alterations**. Throughout the Term, if Provider makes any alterations, modifications, improvements, or other changes to the Licensed Software, including but not limited to New Releases, Provider shall promptly deliver the altered, modified, or improved Licensed Software to Provider on a staging environment for Client to test and approve for Provider to upload to production.

5.5. **Work Done By Others**. If any part of the Materials is dependent upon Work performed by others or subcontracted consistent with the terms herein, Provider shall inspect and promptly report to Client any defect that renders such other Work unsuitable for Provider's proper performance. Provider's silence shall constitute approval of such other Work as fit, proper and suitable for Provider's performance of its Services or provision of Material. Any use of, including any changes to the use of, a Subcontractor must be approved by Client in writing before commencement of the Work. Provider shall provide to Client, upon request, information about the Subcontractor including the identity of, the location of, and a complete description of the activities to be performed by such Subcontractor. Where a portion of the Work is approved to be subcontracted, Provider remains fully responsible for performance thereof and shall be responsible to Client for the acts and omissions of any Subcontractor. Nothing in this Agreement shall create any contractual obligation or other liability of Client to any Subcontractor or its employees. Provider agrees to bind every Subcontractor to terms consistent with the terms of this Agreement.

5.6. **Provider Information Security Requirements (PRISR)**. Provider agrees to comply with the Client Provider Information Security Requirements ("PRISR") policies, including, without limitation, with respect to handling of Customer Information. Provider agrees to cooperate fully with Client, including completing checklists or similar documentation, to ensure that the Materials and Services comply with the standards and requirements set forth in the PRISR.

5.7. **Business Continuity Plan**. By no later than October 1, 2023, Provider shall furnish to Client a business continuity plan detailing disaster recovery and backup capability measures that are maintained by Provider for unforeseen incidents.

5.8. **Transition Services**. The Parties shall negotiate to develop a written transition plan to the extent necessary to provide for transition services to affect an orderly transition in the event there is a Change of Control which shall become effective if signed by both Parties.

5.9. **Harmful Code**. In the event that it is determined that such Harmful Code exists, Provider shall, immediately replace any portion(s) of the Material that cannot be corrected or cured within a reasonable period of time or shall immediately reestablish the affected portion(s) of the Material to be functionally equivalent to their performance prior to the introduction of the Harmful Code. Provider shall further ensure that all Customers promptly obtain copies of any updated materials provided under this Section 5.9. If neither of the foregoing alternatives is reasonably available to Provider, then Client may terminate this Agreement immediately on written notice to Provider pursuant to the provisions of Section 10.

5.10. **Universal Design.** Client advocates, supports and encourages its Providers to advocate and support the manufacturing and provision of Material that embraces the

concept of "universal design." Provider shall use reasonable efforts to manufacture and provide Material, including future versions of Material, and to make its Material accessible to the widest range of consumers including those with disabilities. Provider agrees to reasonably cooperate with Client in addressing disability access issues, including hearing aid interference, that may arise in connection with Client's customers' use of Provider's Material furnished hereunder. Provider specifically agrees (a) to ensure that its product is designed, developed, and fabricated to be accessible to and usable by people with disabilities; and (b) to ensure that the services provided by Client using Provider's Material are accessible to and usable to people with disabilities, but if the requirements of subpart (b) herein is not readily achievable, to ensure that the material or the services provided by Client using Provider's Material are compatible with existing peripheral devices or specialized customer premises equipment commonly used by individuals with disabilities to achieve access.

5.11. **Quality Assurance.** Provider shall ensure an ongoing commitment to quality in the Work furnished under this Agreement and maintain a quality management system.

5.12. **Licensed Documents**. Provider shall be responsible for ensuring that the Licensed Documents are complete, current, accurate and in conformity with Applicable Law.

ARTICLE 6.
REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

6.1. **Mutual Representations and Warranties**. Each Party represents and warrants to the other Party that:

6.1.1. it is duly organized, validly existing, and in good standing as a corporation or other entity under the Applicable Law of the jurisdiction of its incorporation;

6.1.2. it has the full right, power, and authority to enter into and perform its obligations and grant the rights, licenses, consents, and authorizations it grants or is required to grant under this Agreement;

6.1.3. the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party; and

6.1.4. when executed and delivered by both parties, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

6.2. **Provider Representations and Warranties**. Provider represent and warrants that:

6.2.1. The Services provided hereunder will be performed in a first-class, professional manner, in compliance with the Specifications, and with the care, skill and diligence, and in accordance with the applicable standards, currently recognized in Provider's profession or industry.

6.2.2. Moreover, as of the Effective Date, Provider warrants that no third-party claim has been made or will be made against Provider that the Material, the Work or Services provided hereunder infringe, misappropriate or otherwise violate any third party's Intellectual Property Rights or other right of any third party or fail to comply with any Applicable Law.

6.2.3. Neither its grant of the license, nor the Services, the Material or the Work or any other performance by or on behalf of Provider under this Agreement does or will at any time (i) conflict with or violate any Applicable Law; (ii) require the consent, approval or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration to any third party.

6.2.4. There is no settled, pending or threatened litigation, claim or proceedings (including in the form of any offer to obtain a license): (i) alleging that any use of the Software does or would infringe, misappropriate, or otherwise violate any copyright, patent, trade secret or other Intellectual Property Right of any third party; (ii) challenging Provider's ownership of, or right to use or license, any Software, or alleging any adverse right, title, or interest with respect thereto; or (iii) alleging the invalidity, misuse, unregistrability, unenforceability or non-infringement of any copyrights, trade secret rights, or patent rights in the Software.

6.2.5. Provider has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related SOWs, including the authority to provide or license the Material or Services if Provider does not solely own all Intellectual Property Rights in such Material or Services.

6.2.6. No open source, freeware, shareware or similar software is included in any Material and shall not be included in the future unless otherwise approved in writing by Client.

6.2.7. If the Parties have identified a system on which the Platform will operate, Provider warrants that the Platform will perform on and be compatible with such System and operate satisfactorily in the System environment specified in an applicable SOW.

6.2.8. All Material provided to Client hereunder shall be tested prior to delivery to ensure that all Material is in strict compliance with the Specifications, and that the Material will not contain Harmful Code or vulnerabilities at any time. Testing will include complete regression and interaction testing and load, unit and integration testing when applicable.

6.2.9. The employees, temporary workers, agents, consultants, partners, officers, directors, members or representatives of Provider and its Subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this Section, a "Provider Representative") shall comply with the "US Foreign Corrupt Practices Act" (the "FCPA") and all applicable anticorruption laws. Provider Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, as such term is defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement. For purposes of this Section, "Government Official" means: (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any Person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other Person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described Persons or entities.

6.3. **Limited Licensed Software Warranty**. Provider warrants that during the Term and for a period of twenty-four (24) months following the Termination of the Agreement pursuant to Section 10.1 (the "Warranty Period"), the Licensed Software will conform to the Specifications if properly used by Client in accordance with the Software Guidelines. Provider does not warrant that the functions contained in the Licensed Software will meet any Specifications provided by Client and Client Customer or that the operation of the Licensed Software will be uninterrupted or error free, or that all defects in the Licensed Software will be corrected by Provider. Provider shall have no liability under the foregoing warranty if (a) CLIENT decompiles, reverse engineers, or modifies the Licensed Software without Provider's prior written consent, (b) Client fails to give Provider written notice of the claimed breach of warranty, or (c) the failure to perform is caused in whole or in part by Persons other than Provider or by products, equipment, or computer programs not furnished by Provider. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION, PROVIDER MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED SOFTWARE.

6.4. **Breach of Warranty**. If at any time during the warranty period in Section 6.3, Client believes there is a breach of the warranty in Section 6.3, Client will notify Provider setting forth the nature of such claimed breach. Provider shall investigate to determine if there is a breach of the warranty in Section 6.3, and, if there is a breach of the warranty in Section 6.3, repair or replace the Material or reperform the Services so as to correct the breach of warranty, at no cost to Client, and within thirty (30) days of receipt of the notification described above. If Provider is unable to repair or replace the Material so as to correct the breach of warranty within said thirty (30) days, then at Client's option, Provider shall either: (i) provide Client a full refund for the respective defective Software and Services based on the scope of work under which the subject Software and Services was provided; or (ii) credit Client with a mutually agreeable reduction in the price of the defective Software and Services.

ARTICLE 7.
INDEMNIFICATION.

7.1. **By Provider**. Except as otherwise provided in Section 7.2 below, Provider shall indemnify, defend and hold harmless Client and Client's Affiliates, and their respective directors, officers, employees and agents (collectively, the "Client Indemnitees") harmless from and against any and all liabilities, claims, losses, damages, costs, fines and expenses (including legal fees and expenses) arising from, related to, or associated with any third party claim or action that arises from or relates to: (a) Provider's negligent acts or omissions in connection with this Agreement or (b) Provider's breach of any representation or warranty contained in this Agreement. This paragraph shall apply even if such Loss was caused in whole or in part by the Client Indemnitees' own negligence, to the fullest extent permitted by law. IN NO EVENT SHALL PROVIDER BE LIABLE TO CLIENT OR ANY PARTY FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, BASED ON ANY THEORY OF LIABILITY.

7.2. **Infringement**. Provider shall indemnify, hold harmless, and defend the Client Indemnitees against any and all Loss whatsoever, including damages for willful infringement, (collectively "Covered Loss") resulting from, arising out of or relating to any claim or lawsuit brought by any third party ("Covered Claim"), regardless of whether meritorious, of: (a) infringement of any patent, copyright, trademark, service mark, or other Intellectual Property Right in connection with the Materials/Work, or Licensed Software, including use of same in combination with services or materials not furnished by Provider (a "Combination Claim"); and (b) misappropriation of any trade secret, proprietary or non-public information in connection with the Materials, Work or Licensed Software. If Provider's obligations under this Section result from, arise out of, or relate to a Combination Claim, then Provider shall be liable to pay only that portion of the Covered Loss determined, by a Court

of competent jurisdiction in a final non-appealable Order, to be attributable to Provider based on the relative materiality of the role played by the applicable Work in the Combination Claim. Client shall have sole control over the defense of (i) any Combination Claim and (ii) any other Covered Claim that involves Provider and one or more other suppliers of Client or its Affiliates; in either of which cases Provider shall cooperate in every reasonable way with Client to facilitate the defense and may, at its option and at its own expense, participate with Client in the defense with counsel of its own choosing. If Provider's obligations under this Section result from, arise out of, or relate to a claim other than (i) or (ii) above, then Provider may control the defense, in which case the Client Indemnitees may, at their option and expense, participate with Provider in the defense of such Covered Claim. Client shall notify Provider promptly of any Covered Claim, but such notice shall not be a precondition of Provider's obligations under this Section. In no event shall Provider settle, without Client's prior written consent, any Covered Claim in a manner that would require any of the Client Indemnitees to discontinue or materially modify its products or services. If, as a result of a Covered Claim, the Indemnitees' rights under this Agreement are restricted or diminished, or an injunction, exclusion order, or the like preventing or restricting the Indemnitees' use or enjoyment of the Materials, Work or Licensed Software is issued, imminent, or reasonably likely, then, in addition to its other obligations set forth in this Section, Provider may, at its sole option and expense and in full satisfaction of its indemnity obligation, procure for Client the right to continue use of the Software and/or Services, modify the Software and/or Services in a manner that does not materially impair the functionality, or terminate the Agreement and repay to Client any amount paid by Client with respect to the remainder of the Term following the termination date. Client has no obligation to pay Provider any charges under this Agreement for the purchase, use, or maintenance of the affected Materials, Work or Licensed Software after such time as the Indemnitees cease to use them by reason of actual or claimed infringement. IN NO EVENT SHALL PROVIDER BE LIABLE TO CLIENT OR ANY PARTY FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, BASED ON ANY THEORY OF LIABILITY.

7.3. **Client Indemnification Obligations to Provider**. Client shall indemnify, defend and hold Provider, its Affiliates, and their respective directors, officers, employees and agents ("Provider Indemnitees") harmless from and against any and all liabilities, claims, losses, damages, costs, fines and expenses (including legal fees and expenses) arising from, related to or associated with any third party claim or action that arises from or relates to: (i) any claims arising from the use of the Licensed Software by Client not in accordance with this Agreement or any documentation provided to Client therewith; (ii) the wrongful or grossly negligent acts of CLIENT, its employees, representatives or agents; (iii) any material adaptation, derivative work, translation, alteration or modification of the Software, or any portion thereof, made by or on behalf of Client, its employees, representatives or agents; (iv) any failure by Client, its employees, representatives or agents to comply with any of Client's warranties or other obligations hereunder; (v) any claim by any Customer of Client relating

to the Platform not otherwise covered in Provider's representations and warranties or indemnification under this Agreement; or (vi) any tax liability or imposition of any kind or nature arising out of this Agreement or the License which may be imposed by any governmental entity. This paragraph shall apply even if such Loss was caused in whole or in part by the Provider Indemnitees' own negligence, to the fullest extent permitted by law. IN NO EVENT SHALL CLIENT BE LIABLE TO PROVIDER FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, BASED ON ANY THEORY OF LIABILITY.

ARTICLE 8.
CONFIDENTIAL INFORMATION.

8.1. **Management of Confidential Information**. Confidential Information is, and at all times will remain the property of the Disclosing Party. The Parties will: (i) maintain the confidentiality of each other's Confidential Information and not disclose it to any third party, except as authorized by the original Disclosing Party in writing; (ii) restrict disclosure of, and access to, Confidential Information to employees, contractors, agents or consultants who have a "need to know" in order for the party to perform its obligations or exercise its rights under this Agreement, and who are bound to maintain the confidentiality of the Confidential Information by the terms of nondisclosure no less restrictive than those contained herein; (iii) handle Confidential Information with the same degree of care the Receiving Party applies to its own confidential information, but in no event, less than reasonable care; (iv) use Confidential Information only for the purpose of performing, and to the extent necessary, to fulfill their respective obligations under this Agreement; and (v) promptly notify each other upon discovery of any unauthorized use, access or disclosure of the Confidential Information, take reasonable steps to regain possession and protection of the Confidential Information, and prevent further unauthorized action or breach of this Agreement.

8.2. **Exceptions**. The Receiving Party has no obligation to preserve the confidentiality of any information that is: (i) previously known, or received rightfully by the Receiving Party without any obligation to keep it confidential; (ii) distributed to third parties by the Disclosing Party without restriction; (iii) explicitly approved for release by written authorization of the Disclosing Party; (iv) publicly available other than by unauthorized disclosure by the Receiving Party; or (v) independently developed by the Receiving Party without the unlawful use of any of the Disclosing Party's Confidential Information or any breach of this Agreement by personnel of the Receiving Party having no access to the Confidential Information as evidenced by the Receiving Party's records.

8.3. **Claims of Independent Development**. In order to be deemed sufficient to support a claim of "no access to Information," a Party's records must: (i) be maintained for an independent and customary business purpose; (ii) identify each Person who did receive it; (iii) demonstrate that such Persons were made aware of the restrictions contained in this

Agreement; (iv) demonstrate that the Receiving Party made commercially reasonable and customary efforts to protect the information; and (v) reasonably demonstrate that the Persons claiming to have independently developed the information did, in fact, develop it, and show in detail how it was developed.

8.4. **Compelled Disclosures**. If a Receiving Party is compelled to disclose Confidential Information under Applicable Law, court order or other governmental authority lawfully demanding Confidential Information, the Receiving Party will: (i) give to the Disclosing Party prompt written notice of the request and a reasonable opportunity to object to the disclosure and to seek a protective order or other appropriate remedy, but only if the Disclosing Party is permitted to give such notice by the compelling party; (ii) use reasonable efforts to limit disclosure; (iii) disclose only the Confidential Information specifically required and only to the extent compelled to do so; and (iv) continue to maintain confidentiality after the required disclosure.

8.5. **Flow down of Confidentiality Requirements**. Each Party must require any third parties with whom Confidential Information must be shared in order to permit that Disclosing Party to perform its obligations hereunder to agree, in writing, to confidentiality obligations no less restrictive than those contained in this Agreement.

8.6. **Press Releases**. Neither party shall make any publicity on, press release of or reference to this Agreement, the other Party or the cooperation between the parties without a prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

ARTICLE 9.
RECORDS AND AUDITS

9.1. **Records and Audits.**

9.1.1. Provider shall maintain complete and accurate records relating to the Work and the performance of this Agreement. Client and its auditors (including internal audit staff and external auditors) and governmental authorities shall have the right to review such records ("Client Audits"), to verify the following: (i) the accuracy and integrity of Provider's invoices and Client's payment obligations hereunder; (ii) that the Work charged for was actually performed; (iii) that the Services have been and are being provided in accordance with this Agreement; (iv) the integrity of Provider's systems that process, store, support, maintain, and transmit Client data; the performance of Provider's Subcontractors with respect to any portion of the Services; and (v) that Provider and its Subcontractors are complying with Applicable Law.

9.1.2. Provider shall provide and shall require that its Subcontractors provide to Client, its auditors (including internal audit staff and external

auditors), and governmental authorities access at all reasonable times to: (i) any facility at which the Services or any portion thereof are being performed; (ii) systems and assets used to provide the Services or any portion thereof; and (iii) Provider employees and Subcontractor employees providing the Services or any portion thereof; and all Provider and Subcontractor records, including financial records relating to the invoices and payment obligations and supporting documentation, pertaining to the Services.

9.1.3. The scope of Client Audits shall also include: (i) practices and procedures used in performing the Services; (ii) systems, communications and information technology used in performing the Services; (iii) general controls and security practices and procedures; (iv) supporting information and calculations regarding invoices and compliance with service requirements; and (v) quality initiatives and quality assurance; and compliance with the terms of this Agreement.

9.1.4. Client's access to the records and other supporting documentation shall include the right to inspect and photocopy Provider's documentation and the documentation of its Subcontractors, and the right to retain copies thereof outside of their physical location with appropriate safeguards, if such retention is deemed reasonably necessary by Client.

9.1.5. Client Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate Client's business, if required by Applicable Law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or deficiencies), upon at least two (2) weeks advance notice (unless otherwise mandated by Applicable Law). Provider will cooperate, and will ensure that its Subcontractors cooperate, in the Client Audits, and will make the information reasonably required to conduct the Client Audits available on a timely basis.

9.1.6. If, as a result of a Client Audit, Client determines that Provider overcharged Client, then Client will notify Provider of the amount of such overcharge and Provider will promptly pay to Client the amount of the overcharge along with interest from the date of the overcharge. If any such Client Audit reveals an overcharge to Client during any 12-month period exceeding five percent (5%) of all charges in the aggregate paid by Client hereunder during such period, then Provider will reimburse Client for the cost of such Client Audit.

9.1.7. If, as a result of a Client Audit, Client determines that Provider has breached this Agreement, then Provider will, after receipt of written notice with sufficient detail to allow Provider to attempt to remedy the alleged breach promptly remedy the alleged breach or have a plan to remedy within forty-five (45) days.

9.1.8. Provider will maintain and retain the records set forth in Section 9.1.1 during the Term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Provider shall retain such records until Client notifies Provider that such discovery or legal hold request has expired). Upon notification by Client of a discovery or legal hold request, Provider shall fully cooperate with such request and immediately preserve any Provider records Provider determines are covered by such request.

9.1.9. All reasonable out-of-pocket costs and expenses incurred by Client in connection with a Client Audit shall be paid by Client. Provider shall be solely responsible for all costs and expenses incurred by Provider in connection with its obligations under this Section. In the event that either Party requires that an audit be performed by an independent auditor, unless otherwise specified herein, the Party requesting such independent auditor will be responsible for the costs and expenses associated with the independent auditor.

9.1.10. With respect to Client requests for audits or inspections of Provider subcontractors, the following applies:

(a) If Provider's agreement with its applicable subcontractor permits a Client Audit, Client shall be permitted to conduct such audit directly or through a third-party representative. Provider shall work with Client in facilitating the subcontractor's cooperation for an expeditious and thorough audit or inspection; and

(b) If Provider's contract with its applicable subcontractor precludes Client from directly conducting an audit or inspection, Provider shall use reasonable best efforts to enable Client to perform an audit of the subcontractor with Provider coordinating the audit process. Failing those efforts, Provider shall, upon Client's request, conduct the audit or inspection on behalf of Client, subject to terms agreed to by Provider and Client for the subcontractor audit, such as areas to be audited, applicable fees, and the timeframe for reporting audit results to Client. If Client's request for a Provider audit or inspection arises from, in Client's good faith opinion, materially or consistently deficient Service provided by the subcontractor under Client's account, and the audit in both Parties' opinions confirms such deficiencies, Provider shall not charge Client a fee for the Provider's audit of its subcontractor.

9.1.11. Client shall maintain complete and accurate records relating to all revenue generated and all expenses and the performance of this Agreement. Provider and its auditors (including internal audit staff and external auditors) and governmental authorities shall have the right to review such records ("Provider Audits"), to verify the following: (i) the accuracy and integrity of Client's invoices and Client's payment obligations hereunder; (ii) that work charged for was actually performed; (iii) that the Services have been and are being provided in accordance with this Agreement;

(iv) the integrity of Client's systems that process, store, support, maintain, and transmit Client data; the performance of Client's Subcontractors with respect to any portion of the Services; and (v) that Client and its Subcontractors are complying with Applicable Law.

9.1.12. Client shall provide and shall require that its Subcontractors provide to Provider, its auditors (including internal audit staff and external auditors), and governmental authorities access at all reasonable times to: (i) any facility at which the Services or any portion thereof are being performed; (ii) systems and assets used to provide the Services or any portion thereof; (iii) Client employees and Subcontractor employees providing the Services or any portion thereof; and (iv) all Client and Subcontractor records, including financial records relating to the invoices and payment obligations and supporting documentation, pertaining to the Services.

9.1.13. The scope of Provider Audits shall also include: (i) practices and procedures used in performing the Services; (ii) systems, communications and information technology used in performing the Services; (iii) general controls and security practices and procedures; (iv) supporting information and calculations regarding invoices and compliance with service requirements; (v) quality initiatives and quality assurance; and (vi) compliance with the terms of this Agreement.

9.1.14. Provider's access to the records and other supporting documentation shall include the right to inspect and photocopy Client's documentation and the documentation of its Subcontractors, and the right to retain copies thereof outside of their physical location with appropriate safeguards, if such retention is deemed reasonably necessary by Provider.

9.1.15. Provider Audits may be conducted once a year (or more frequently if requested by governmental authorities who regulate Provider's business, if required by Applicable Law or if auditors require follow-up access to complete audit inquiries or if an audit uncovers any problems or deficiencies), upon at least two (2) weeks advance notice (unless otherwise mandated by Applicable Law). Client will cooperate, and will ensure that its Subcontractors cooperate, in the Provider Audits, and will make the information reasonably required to conduct the Provider Audits available on a timely basis.

9.1.16. If, as a result of a Provider Audit, Provider determines that Client underpaid or overcharged Provider, then Provider will notify Client of the amount of such underpayment and/or overcharge and Client will promptly pay to Provider the amount of the underpayment or overcharge along with interest from the date of the overcharge. If any such Provider Audit reveals an underpayment and/or overcharge to Provider during any 12-month period exceeding five percent (5%) of all charges in the aggregate paid by Client hereunder during such period, then Client will reimburse Provider for the cost of such Provider Audit.

9.1.17. If, as a result of a Provider Audit, Provider determines that Client has breached this Agreement, then Client will, after receipt of written notice with sufficient detail to allow Client to attempt to remedy the alleged breach, promptly remedy the alleged breach or have a plan to remedy within forty-five (45) days.

9.1.18. Client will maintain and retain the records set forth in Section 9.1.1 during the Term of the Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Client shall retain such records until Provider notifies Client that such discovery or legal hold request has expired). Upon notification by Provider of a discovery or legal hold request, Client shall fully cooperate with such request and immediately preserve any Client records Client determines are covered by such request.

9.1.19. All reasonable out-of-pocket costs and expenses incurred by Provider in connection with a Provider Audit shall be paid by Provider. Client shall be solely responsible for all costs and expenses incurred by Client in connection with its obligations under this Section. In the event that either Party requires that an audit be performed by an independent auditor, unless otherwise specified herein, the Party requesting such independent auditor will be responsible for the costs and expenses associated with the independent auditor.

9.1.20. With respect to Provider requests for audits or inspections of Provider subcontractors, the following applies:

(a) If Client's agreement with its applicable subcontractor permits a Provider Audit, Provider shall be permitted to conduct such audit directly or through a third-party representative. Client shall work with Provider in facilitating the subcontractor's cooperation for an expeditious and thorough audit or inspection; and

(b) If Client's contract with its applicable subcontractor precludes Provider from directly conducting an audit or inspection, Provider shall use reasonable best efforts to enable Client to perform an audit of the subcontractor with Provider coordinating the audit process. Failing those efforts, Client shall, upon Provider's request, conduct the audit or inspection on behalf of Provider, subject to terms agreed to by Provider and Client for the subcontractor audit, such as areas to be audited, applicable fees, and the timeframe for reporting audit results to Provider. If Provider's request for a Client audit or inspection arises from, in Provider's good faith opinion, materially or consistently deficient Service provided by the subcontractor under Provider's account, and the audit in both Parties' opinions confirms such deficiencies, Client shall not charge Provider a fee for Client's audit of its subcontractor.

ARTICLE 10.
TERM AND TERMINATION.

10.1. **Term & Termination**. This Agreement and the License shall terminate upon the earlier of: (a) 11:59 pm central time of the day that is one thousand two hundred (1,200) months or one hundred (100) years after the Effective Date hereof (the "Term").

10.2 **Termination by Agreement**. This Agreement may be terminated at any time by the Parties prior to the end of the Term upon entry into a written agreement signed by both Parties to terminate this Agreement.

10.3 **Termination by Client**. Client, in addition to all other rights it may have under this Agreement or Applicable Law, may immediately terminate this Agreement upon written notice to Provider if:

(a) Provider becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors;

(b) Provider breaches any of its material obligations under this Agreement and such breach is not cured within thirty (30) days after receipt of written notice from Client to Provider containing sufficient detail describing the breach to allow it to be addressed.

10.2. **Termination by Provider**. Provider, in addition to all other rights it may have under this Agreement or Applicable Law, may immediately terminate this Agreement upon written notice to Client if:

(a) Client becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors; or

(b) Client breaches any of its material obligations under this Agreement and such breach is not cured within thirty (30) days after receipt of written notice from Provider to Client containing sufficient detail describing the breach to allow it to be addressed.

10.3. **Effect of Termination**. Upon termination, each Party will immediately and permanently remove and cease using, in any manner whatsoever, the Confidential Information of the other party. Each Party will, at its own expense, promptly deliver to the other Party all written or electronic materials constituting Confidential Information of the other Party and shall not disclose such Confidential Information to any third party retaining only such Confidential Information as its counsel determines is necessary to retain for compliance with records retention, data backup and security policies; or compliance with law or regulation.

10.4 **No Liquidated Damages**. If this Agreement shall be terminated for any reason or no reason, Provider shall be entitled to receive from Client all payments pursuant to Article 3 of this Agreement that are earned by Provider but unpaid by Client through the date of

termination together with all other reimbursable expenses incurred in connection with this Agreement through the date of termination, but no punitive or exemplary damages or special, indirect, incidental, liquidated or consequential damages, release payments, or termination fees shall apply to such termination under this Agreement.

ARTICLE 11.
GENERAL PROVISIONS.

11.1. **Notices**. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below:

TelBill, LLC:
14425 Falcon Head Blvd, Suite E100
Austin, Texas 78738
Attention Paris Holt, CEO
paris@telbill.com

With Copies To:
Hunton Andrews Kurth LLP
600 Travis Suite 4200
Houston, Texas 77002
Attention: Jeff Dodd
jeffdodd@andrewskurth.com

Client:
The Crypto Company
23823 Malibu Road, #50477
Malibu, CA 90265

With Copies To:
Baker & Hostetler LLP
11601 Wilshire Blvd., Suite 1400
Los Angeles, CA 90025
Attention: JR Lanis
jrlanis@bakerlaw.com

11.2. **Electronic Data Interchange (EDI)**. At the request of Client, the Parties shall exchange Orders, payments, acknowledgements, invoices, remittance notices, and other records ("Data") electronically, in place of tangible documents. In such case, Client shall also designate whether the Parties shall exchange Data by direct electronic or computer systems communication between Client and Provider, or indirectly through third party service providers with which either Party may contract or a single Client designated third party service provider with which each Party shall contract independently to translate, forward and/or store such Data. If the Parties exchange Data directly, they agree to exchange it in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless they mutually agree to a proprietary format or another standard such as Extensible Markup Language (XML).

11.3. **Remedies**. No remedy conferred on a Party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be additional to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies.

11.4. **Force Majeure**. If the performance of this Agreement or any obligation hereunder by any party is prevented, restricted, or interfered with by reason of fire or other casualty or accident, acts of God, severe weather conditions, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand, or requirement of any governmental agency or any other act or condition whatsoever beyond the reasonable control of such party, the party whose performance is so affected, on giving prompt notice to the other party, shall be excused from such performance for so long as that party's performance is so prevented, restricted, or interfered with. In the event such force majeure condition continues for ninety (90) days, then the party whose performance is not affected by such condition may, at its option and without liability to the other party, upon delivery of written notice, terminate this Agreement.

11.5. **Relationship**. The relationship of the Parties under this Agreement is one of independent contractors and no agency, partnership, joint venture, or similar relationship is created hereby. Except as specifically authorized, neither Party shall have any authority to assume or create obligations on the other Party's behalf. Neither Party shall take any action that has the effect of creating the appearance of its having such authority.

11.6. **Waiver**. The waiver, or failure to waive, any of the provisions of this Agreement shall not be construed to void, waive, nor modify any of the other provisions of the Agreement.

11.7. **Severability**. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void by a court of competent jurisdiction, then both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then, each provision not so affected shall be enforced to the extent permitted by law.

11.8. **Assignment; Successors and Assigns**. Neither Party may assign or delegate any or all of its rights, obligations, and duties under this Agreement, whether directly or by operation of law including through a Change of Control, without the prior written consent of the other party, which may be withheld in such party's sole discretion. Any purported assignment, delegation, or transfer in violation of this Section 11.8 is void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

11.9. **Headings**. Headings used herein are for reference purposes only and neither limit nor amplify the terms and conditions herein. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

11.10. **Governing Law**. This Agreement shall be governed by and construed according to the laws of the state of Texas, but without reference to its rules regarding conflicts of laws.

11.11. **Survival of Certain Provisions**. Termination of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement that the parties have expressly agreed shall survive any such termination. The provisions of this Section 11.11 shall survive the termination of this Agreement.

11.12. **Entire Agreement**. This Agreement, together with its exhibits, schedules and appendices, which are hereby incorporated herein, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect hereto, all of which are merged herein. Except as specifically provided for herein, this Agreement may not be altered, amended, or modified except by an instrument in writing signed by a duly authorized representative of each party.

11.13. **Compliance with Law**. The parties agree to comply with all applicable federal, state, and local statutes, ordinances, rules, and regulations, including, without

limitation, the rules and regulations under the U.S. Export Administration Act and the U.S. Foreign Corrupt Trade Practices Act, as the same may be amended from time to time. Without in any way limiting the foregoing, (a) Client shall not export or otherwise remove any Licensed Software or Licensed Documentation from the United States, either directly or indirectly, without the consent of Provider and without first obtaining any licenses or approvals as may be required from the U.S. Department of Commerce and any other applicable agency or department of the United States Government, and (b) Client agrees that neither it, nor any officer, director, employee, or agent of it (1) shall pay or be instructed to pay or give anything of value, either directly or indirectly, to an official of any foreign government or any foreign political party for the purpose of influencing an act or decision in such Person's official capacity, or inducing such Person to use such Person's influence with the foreign government in order to assist Client in obtaining or retaining business for or with, or directing business to, any Person, or (2) are at present, or shall at any time during the term of this Agreement, become an official, officer, or representative of a foreign country.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

The Crypto Company	TelBill, LLC
By: Ron Levy	By: [signature]
Name: Ron Levy	Name: Paris Holt
Title: Chief Executive Officer	Title: CEO